NEWS RELEASE for October 27, 2011 at 8:00AM Eastern Time

Contacts:	Kerry McAnistan
Investor Relations Assistant
Palomar Medical Technologies, Inc.
781-993-2411
ir@palomarmedical.com

PALOMAR MEDICAL REPORTS FINANCIAL RESULTS FOR THIRD QUARTER 2011

BURLINGTON, MA (October 27, 2011)…Palomar Medical Technologies, Inc. (NASDAQ: PMTI), a leading researcher and developer of light-based systems for cosmetic treatments, today announced financial results for the third quarter ended September 30, 2011.  Revenues for the quarter ended September 30, 2011 were $46.1 million, which included $29.8 million in royalty revenues as a result of the patent litigation settlement with Candela and Syneron.  Excluding the patent litigation settlement, revenues were $16.3 million, a 3 percent increase over the $15.8 million reported in the third quarter of 2010.  Product revenues increased to $10.4 million, a 12 percent increase over the $9.3 million reported in the third quarter of 2010.  Third quarter gross margin from product revenues was 59 percent and was consistent with the percent reported in the third quarter of 2010.  Income before taxes for the third quarter ended September 30, 2011 was $19.1 million, which included $18.7 million of net royalty revenues, $6.6 million in partial legal reimbursement related to the patent litigation settlement with Candela and Syneron, $1.3 million in patent litigation expense, $0.8 million in non-cash stock-based compensation expense, and $0.7 million of net interest income related to the patent litigation settlement with Candela and Syneron.  Loss before taxes for the third quarter ended September 30, 2010 was $2.0 million, which included $1.5 million in patent litigation expense and $0.9 million in non-cash stock-based compensation expense.  Net income for the third quarter ended September 30, 2011 was $15.2 million, or $0.81 per diluted share, as compared to a net loss for the third quarter ended September 30, 2010 of $2.0 million, or $0.11 per share.  The balance sheet continues to be strong with $110.6 million in cash, cash equivalents, short-term investments, and marketable securities and other investments with no borrowings.

Chief Executive Officer Joseph P. Caruso commented, “This quarter was another growth quarter for us as we continue to make the investments needed to expand our business.  This quarter we started shipping our newest flagship platform, the Icon Aesthetic System, to key opinion leaders around the world.  This is the first step in establishing a solid reference base to transition our customers to the next level of technology.  These reference sites also help promote our technology to expand our customer base as we begin our rollout plan.  This new platform is the next generation of aesthetic systems with melanin detection technology, high peak powers, state of the art cooling, built-in calibration, and an intuitive user interface to provide fast treatments with excellent outcomes and user experience.  It provides our customer base with an excellent upgrade path as well as a unique offering for those that are entering the aesthetic business.  We also began to market the Acleara system for treating acne and the Adivive fat transfer system outside the United States.   We will sell these new products at attractive price points to expand our customer base and cross sell our full line of laser and light-based aesthetic systems.  Physician feedback on our new products is very positive.  These new systems provide our sales force with the right product offerings for the current economic environment.   We are also making significant progress expanding globally with our new offices in Germany and Spain.  Germany is one of the strongest economies in Europe and once fully established, should provide a great market for our current and future products.  Spain has been one of the largest aesthetic markets for many years.  Both of these major markets were not well served by our prior distributors.  During the quarter, we established our key luminaries and completed training of our direct sales forces.  We believe these new offices will be leading contributors for our future growth.”

Mr. Caruso continued, “Our consumer products strategy is moving forward.  The PaloVia Skin Renewing Laser started shipping to select channels earlier this year. We continue to gain valuable knowledge of the market and collect feedback from the retail channel and our consumers.  This knowledge base will be important as we make strategic decisions concerning distribution and next generation products.   This new category of light-based aesthetic products could provide us with access to a base of consumers that have never been exposed to our professional products or technology.”

Mr. Caruso further commented, “We are also very pleased with the settlement of our Candela and Syneron lawsuits.  The settlement of $31.0 million netted Palomar $26.0 million in cash.  This settlement validates the strength of our patent position and intellectual property strategy.”

Conference Call: As previously announced, Palomar will conduct a conference call and webcast today at 11:30 AM Eastern Time. Management will discuss financial results and strategic matters. If you would like to participate, please call (866) 318-8616 or listen to the webcast in the About Palomar/Investors section of the Company’s website at palomarmedical.com. A webcast replay will also be available.

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About Palomar Medical Technologies Inc: Palomar designs, produces and sells the most advanced cosmetic lasers and intense pulsed light (IPL) systems to dramatically improve the appearance of women's and men's skin.  For over 15 years, Palomar has pioneered the science of using lasers and light to improve appearances. As the industry's technology leader, Palomar has invested in creating cosmetic laser and IPL systems that put real value in the hands of physicians and other professionals to benefit consumers.  Thousands of physicians worldwide trust and depend on Palomar technology to not only introduce new aesthetic treatments such as advanced laser hair removal, laser liposuction, skin resurfacing, acne, laser treatments for scars, wrinkle treatment, stretch marks (striae), and photofacials for pigmented and vascular lesions, but to also make them robust, faster, more powerful, and more comfortable for those being treated.  In June 2009, Palomar became the first company to receive a 510(k) over-the-counter (“OTC”) clearance from the FDA for a new, patented, home-use, laser device for the treatment of fine lines and wrinkles around the eyes (periorbital wrinkles). This OTC clearance allows the PaloVia™ Skin Renewing Laser® to be marketed and sold directly to consumers without a prescription.

For more information on Palomar and its products, visit Palomar’s website at palomarmedical.com for professional products or palovia.com for consumer products. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the About Palomar/Investors section of the website.

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including, but not limited to, statements relating to new markets, future royalty amounts due from third parties, development and introduction of new products, and financial and operating projections. These forward-looking statements are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, difficulties or delays in developing or introducing new products and keeping them on the market, the results of future research, lack of product demand and market acceptance for current and future products, adverse events, product changes, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, factors affecting the Company's future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended December 31, 2010 and the Company's quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Palomar Financial Summary:

Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues:
Product revenues	$10,413,952	$9,273,158	$31,014,467	$27,655,391
Service revenues	3,446,226	3,749,164	11,188,725	11,512,299
Royalty revenues	31,637,966	1,499,182	36,604,815	4,444,327
Other revenues	555,557	1,250,000	1,666,669	3,750,000
Total revenues	46,053,701	15,771,504	80,474,676	47,362,017

Costs and expenses:
Cost of product revenues	4,309,178	3,781,473	12,582,995	10,583,241
Cost of service revenues	1,626,984	1,367,316	5,221,445	4,320,439
Cost of royalty revenues	11,835,934	599,673	13,822,673	1,777,731
Research and development	4,271,366	3,545,622	11,799,590	11,320,691
Selling and marketing	6,616,494	4,663,632	18,425,200	14,408,442
General and administrative	(1,116,714)	4,267,535	6,150,891	11,579,566
Total costs and expenses	27,543,242	18,225,251	68,002,794	53,990,110

Income (loss) from operations	18,510,459	(2,453,747)	12,471,882	(6,628,093)

Interest income	811,904	108,630	1,013,976	309,747
Other (loss) income	(212,212)	390,784	(172,894)	212,922

Income (loss) before income taxes	19,110,151	(1,954,333)	13,312,964	(6,105,424)

Provision for income taxes	3,861,251	69,454	3,956,977	117,456

Net income (loss)	$15,248,900	$(2,023,787)	$9,355,987	$(6,222,880)

Net income (loss) per share:
Basic	$0.82	$(0.11)	$0.50	$(0.34)
Diluted	$0.81	$(0.11)	$0.49	$(0.34)

Weighted average shares outstanding:
Basic	18,700,253	18,561,877	18,688,202	18,539,847
Diluted	18,816,407	18,561,877	18,980,957	18,539,847

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Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2011	2010
Assets
Current assets:
Cash, cash equivalents and short-term investments	$100,183,329	$89,116,325
Accounts receivable, net	8,127,732	5,349,835
Inventories	21,901,469	13,021,272
Other current assets	1,066,171	855,014
Total current assets	131,278,701	108,342,446

Marketable securities and other investments	10,398,516	13,850,197

Property and equipment, net	37,046,179	37,165,306

Other assets	243,430	219,554

Total assets	$178,966,826	$159,577,503

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$2,577,017	$2,293,096
Accrued liabilities	11,474,714	10,742,581
Deferred revenue	7,229,709	4,394,081
Total current liabilities	21,281,440	17,429,758

Accrued income taxes	3,085,331	2,854,077

Total liabilities	$24,366,771	$20,283,835

Stockholders’ equity:
Preferred stock, $.01 par value-
Authorized - 1,500,000 shares
Issued - none	-	-
Common stock, $.01 par value-
Authorized - 45,000,000 shares
Issued and Outstanding- 19,030,503 and 18,925,549 shares, respectively	190,305	189,256
Additional paid-in capital	217,216,443	211,376,381
Accumulated other comprehensive loss	(381,517)	(490,806)
Accumulated deficit	(62,425,176)	(71,781,163)
Total stockholders’ equity	$154,600,055	$139,293,668

Total liabilities and stockholders’ equity	$178,966,826	$159,577,503
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